Exhibit (c)(4)

Committee of Independent Directors of the Board of Directors of Tribune February 24, 2007 Confidential Discussion Materials Prepared for: Strictly Private and Confidential EXCERPT FROM:

Table of Contents 21 Appendix 14 $20 Dividend / Spin-Off of Broadcasting & Entertainment 9 ESOP / LBO Transaction 3 Comparison of Transactions 1 Update on Transactions

Update on Transactions

Update on Recapitalization Completed Pending Summary 1 [REDACTED]

Update on ESOP / LBO

Summary	• Sale / LBO of Company to ESOP / Zell for $33 per share; ESOP retains Bender upside
Completed	• Confirmed Zell willing to accept risk of: – Eagles restructuring – FCC approval • Received revised term sheet and financing commitment from Zell • Received Zell comments on Merger Agreement • Retained McDermott Will & Emery to advise on ESOP related issues • Engaged Greatbanc as ESOP Trustee (subject to committee approval) – Greatbanc retained Duff & Phelps as financial advisor – Greatbanc retained Kirkpatrick & Lockhart as legal counsel
Pending	• Announcement of transaction in 2-3 weeks: – Negotiate terms of Merger Agreement with Zell – Complete ESOP / LBO financial model – ESOP Trustee negotiates ESOP Trust Agreement – ESOP Trustee negotiates Equity Purchase Agreement – ESOP Trustee negotiates Shareholder Voting Agreement – Duff & Phelps to determine fairness and render initial and subsequent bring-down opinions

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Comparison of Transactions

Overview of Transaction Alternatives

	$20 Dividend Recapitalization with B&E Spin	ESOP / LBO
Transaction Description	• $20 / share dividend to shareholders • Subsequent spin-off of B&E (B&E pays common dividends post spin)	• $33 / share purchase of common stock • S-Corp election • Initial 20% Zell / 80% ESOP ownership • Warrant to Zell for an additional 20%
Total PF Debt	$9.5 billion (1)	$12.5 billion (1)
PF Leverage / Trailing EBITDA	6.9x	8.5x
Ratings	B2/B to B1/B+ (Tribune Corp) B1/B+ to Ba3/BB- (B&E SpinCo)	B2/B to B1/B+
Change in Shareholder Base	• McCormick purchase of 25mm Chandler Trusts shares • Transition to holders of leveraged equities • Rotation away from Publishing investors to Broadcasting investors post-spin	• Privately owned
Anticipated Timing	• Mid-April dividend • Q3 B&E spin-off	• Q4 transaction close
Risk of Consummation	• Deterioration of Publishing EBITDA prevents spin-off through the debt / covenants	• Negotiate all terms and conditions with Zell • Bring-down fairness opinion from ESOP Trustee financial advisor obtained at time of closing

(1) Pro forma debt as of Q3 2007 and post sale of Cubs and Comcast SportsNet for after-tax proceeds of $602mm.

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Relative Value to Shareholders $20 Dividend Recapitalization with B&E Spin (1) ESOP / LBO Publishing Equity / Share B&E Equity / Share Cash / Share (1) Assumes $2.75bn of Total Debt at B&E. (2) Close as of 2/23/07. ($ / share) (at Q3 ‘07) (at Q3 ‘07) Zell proposal delivers $13 / share more in cash than recapitalization alternatives Cash received substantially earlier in recapitalization Proposal represents a 22% premium to the low value end of the recapitalization with B&E Spin and a 5% discount to the high end Recapitalization with B&E Spin creates ~$0.25 - $2.75 per share of incremental value relative to a Whole Company recapitalization Current TRB Share Price: $30.64 (2) 4 FV / '07 EBITDA Multiples Publishing 7.25x 8.75x -- Broadcasting 8.5x 10.0x -- $20.00 $20.00 $4.81 $10.18 $2.28 $4.63 $27.09 $34.81 $33.00 $33.00

Illustrative Timing File B&E Form 10 with SEC Mid May Shareholder Vote August File Merger Proxy with SEC Pay Dividend Mid April Receive Private Letter Ruling Receive Audited Financial Statements for B&E Early May Launch Debt Syndication Receive FCC Approval (2) B&E Debt Syndication B&E Debt / Debt Exchange Complete Spin-Off September ESOP Trustee Receives Bring Down Fairness Opinion Close Transaction (2) October Declare Dividend Launch Debt Syndication File Private Letter Ruling request (1) Announcement Early April Mid March Early March Seek FCC and DOJ regulatory approval ESOP Trustee receives fairness opinion Sign ESOP, Merger and Voting Agreement Announce Transaction Negotiations Between ESOP Trustee and Acquiror $20 Dividend Recapitalization with B&E Spin ESOP / LBO 2007 (1) Private Letter Ruling on the debt-for-debt exchange. (2) FCC approval is the gating event. The assumption reflected herein is six months for FCC approval. 5

Governance / Relative Ownership -- -- --% N/A 6-8 Independent 1 Management 1 McCormick Foundation 8-10 Total Directors Broadcasting 2 Zell Directors 2-4 ESOP 3 Independent 7-9 Total Directors 0 Chandler Trusts 1 McCormick Foundation 1 Management 7-10 Independent 9-12 Total Directors Tribune --% Current Public -- Chandler Trust 78.6 Management / Employees 21.4 New Investors -- McCormick / Cantigny Foundation Board Composition Pro Forma Stock Ownership $20 Dividend Recapitalization with B&E Spin ESOP / LBO (1) Chandler Trusts directors resign post the sale of 25 million shares to the McCormick Foundation. (2) Voting rights limited to 20%. (3) Potential for participation. (2) (3) (3) (1) Initial Post-Warrant Exercise 6 23.5 -- 9.9 9.7 56.9% 36.1 63.9

Components of Cash Flow (1) Includes OCF and Cash Flow from Equity Investments. (2) Assumes $15mm of incremental public company costs at B&E offset by $12mm of eliminated costs at Publishing due to B&E spin. (3) Excludes $175mm toward acquisition of TMCT real estate. (2) (3) (1) Although interest expense is higher in the Zell / ESOP LBO proposal, elimination of income taxes make the two transactions similar from a financial perspective. 7 $20 Dividend Recap / Spin Recapitalization ESOP / vs. ESOP / LBO 2008E Metric with B&E Spin LBO Difference Consolidated Adjusted EBITDA $1,457 $1,457 Less: 401(k) and Other Less: Expense Reductions / Additions (3) 75 PF Adjusted EBITDA $1,454 $1,532 + $78 Less: Cash Taxes (174) 0 + 174 Less: Cash Interest Expense, net (684) (932) (249) Less: Capex / Investments / Other (310) (310) Less: Common Dividend (25) 0 FCF Available for Debt Repayment $262 $290 FCF Available for Debt Repayment 2008E $262 $290 2009E 353 404 2010E 448 474 2011E 488 524 2012E 543 596 Cumulative (2008-2012) $2,094 $2,289

Comparative Sources & Uses and Capitalization

($ in millions)

	$20 Dividend Recapitalization with B&E Spin	ESOP / LBO	
Balance Sheet Date	**Q1 & Q3 2007**	**Q3 2007**	
Sources			
New Bank Debt	$6,420	$7,728	
ESOP Loan	--	825	
New Senior Notes	1,500	2,405	
Roll Existing Debt / PHONES	2,426	2,164	
Cash (1)	143	593	
Equity	--	225 (2)	← Zell Equity
Total Sources	**$10,489**	**$13,940**	
Uses			
Purchase of Equity / Distribution to Shareholders	$4,980	$8,295	← Larger payment to shareholders
Refinance Existing Debt	2,907	3,169 (3)	
Roll Existing Debt	2,426	2,164	
Financing / Transaction Fees	176	311	
Total Uses	**$10,489**	**$13,940**	
Revolving Credit Facility ($750mm Capacity)	--	--	
New Term Loan A	$1,500	--	
New Term Loan B	4,920	$7,728	
ESOP Loan	--	825	← ESOP
New Senior Notes	1,500	2,405	
Rolled Existing Notes	1,526	1,264	
PHONES (4)	900	900	
Total Debt at Close	**$10,346**	**$13,122**	
2007 Adjustments (5)	(892)	(659)	
Total YE 2007 Debt	**$9,454**	**$12,463**	

(1) Includes cash proceeds from exercise of ITM options and excess cash on balance sheet.
(2) Zell net equity contribution after receipt of proceeds from ESOP purchase of Tribune equity.
(3) $262mm of '08 MTNs left outstanding in anticipation of subsequent B&E debt-for-debt exchange.
(4) Assumed market value of PHONES.
(5) Includes cash flows from close of transaction to YE '07 plus $602mm of Cubs/Comcast proceeds.

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ESOP / LBO Transaction

ESOP / LBO Transaction Overview 3rd Party Debt Tribune Tribune Shareholders Cash ($10.1 bn) Zell Cash ($1,050mm) Cash ($33/share) 3rd Party Debt (ESOP Loan) Tribune Zell Cash ($825mm) Cash ($825mm) Cash for Tribune Equity ($825mm) ESOP 3rd Party Debt Tribune Zell ESOP Intercompany Loan (S-Corp.) Trustee Step 1: Return of Capital Step 2: ESOP Purchases Equity in Tribune Post-Close Post Close Step 2 Step 1 Zell receives a 20 year warrant for an additional 20% ownership in the Company, struck at $33/share; providing pro forma ownership of 36.1% Tribune makes S-Corp. election under IRS code (income not taxable at corporate level) Tribune makes distributions/dividends from cash flow to the ESOP for the ESOP to service loan payments and fund plan redemptions; no distributions / dividends made to fund Zell personal income taxes In connection with the distributions/dividends, capital stock held by the ESOP will be allocated to individual participants Tribune (ESOP) raises $825 million of third party debt and purchases Tribune equity (from Zell) Initial ownership of Tribune equity is 21.4% Zell / 78.6% ESOP Tribune raises $10.1 billion debt and Zell contributes $1.1 billion of cash to purchase 100% of the common stock at $33/share and retire certain existing debt Transaction Details 78.6% 21.4% 9

Large Leveraged ESOP Buyout Transactions

- Precedent list excludes ordinary course share repurchases by ESOPs

($ in millions)

Date	Company	Acquiror	Deal Value	Description
07/12/94	United Airlines	Employee Stock Ownership Plan / Existing Shareholders	$8,909	Employees received 55% UAL's stock in exchange for wage and benefit concessions made in order to provide UAL with $8.2 bn in improved operating earnings over 12 years (NPV of ~$4.9 bn)
03/17/88	American Standard Inc.	ASI Holding Corp / Kelso	2,695	ASI Holding, a new company formed by Kelso, offered $78 per share or $3.2 billion including debt. (~$350 million of purchase price was in equity.)
05/15/87	Hospital Corp (104 Hospitals)	HealthTrust Inc - The Hospital Company	2,100	HealthTrust-The Hospital Company, a new company formed by Hospital Corp of America employees, paid $1.64 bn in cash, $460 mm in preferred stock, and warrants to buy 34% of the new company's equity.
09/22/87	Avis Inc (Wesray Rent-A-Car)	Employee Stock Ownership Plan	750	Wesray retained 29% stake. A trustee, Citizens & Southern Trust Company of Atlanta, now known as NationsBank, held employees' shares.
05/03/84	Blue Bell Inc.	Kelso/ Management/ ESOP	685	Taken private via leveraged buyout at $47.65 per share, or approximately $470mm for the 9,892,000 shares outstanding.
09/13/84	Parsons Corp & RMP International	Employee Stock Ownership Plan	559	ESOP bids $32 ; unit of paired shares. Takes company private and shareholders are paid $30.40.
11/04/85	Amsted Industries Inc	Kelso/ Management/ ESOP	522	Investor group took Amsted Industries private in a leveraged buyout worth about $47.75 per share. Paid $33 cash, $27 face value discount debentures and 0.08 share of cumulative preferred redeemable at $50.

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ESOP / LBO at $33 per Share Leverage Sensitivity to Operating Cases Revised Management Plan 2% Publishing Ad Revenue Decline / Flat B&E OCF Upside Case (1) $12,463mm Total Debt less $175mm of balance sheet cash. (2) Adjusted EBITDA includes cash equity income from investments and assumes sale of SCNI at the beginning of 2007 and Cubs, Comcast SportsNet at Q3 2007. (3) Calculated as FCF available for debt repayment (excluding the TMCT investment in 2008) divided by 61.75% (to derive a pre-tax number) divided by EBITDA (excl. Investments). Net Debt Net Debt / Adj. EBITDA Net Debt ($mm) Leverage (1) (2) (3) 11 Adj. EBITDA $1,538 $1,633 $1,695 $1,768 $1,811 $1,449 $1,532 $1,578 $1,636 $1,662 $1,402 $1,373 $1,350 $1,336 $1,302 Adj. EBITDA/ Interest Exp 1.6x 1.8x 1.9x 2.0x 2.2x 1.5x 1.6x 1.7x 1.8x 1.9x 1.5x 1.5x 1.4x 1.4x 1.4x FCF Cushion -- 43% 53% 61% 68% -- 37% 45% 52% 57% -- 30% 29% 27% 25% $12,246 $12,183 $11,966 $11,765 $11,591 8.7x 8.9x 8.9x 8.8x 8.9x $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 2007E 2008E 2009E 2010E 2011E 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x $12,288 $12,137 $11,733 $11,259 $10,735 8.5x 7.9x 7.4x 6.9x 6.5x $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 2007E 2008E 2009E 2010E 2011E 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x $12,232 $11,998 $11,482 $10,874 $10,191 8.0x 7.3x 6.8x 6.1x 5.6x $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 2007E 2008E 2009E 2010E 2011E 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x

Present Value of Tax Comparison Revised Management Plan 2% Publishing Ad Revenue Decline / Flat B&E OCF Upside Case Note: Based on annual taxes over a 10-year period. 12 ($ in millions) NPV of Cash Taxes under WholeCo Recap: Discounted at 8.0% $2,282 $1,794 $818 Discounted at 9.0% 2,160 1,697 773 Discounted at 10.0% 2,047 1,608 732 NPV of Cash Taxes with ESOP / LBO Leverage: Discounted at 8.0% $1,741 $1,187 $99 Discounted at 9.0% 1,647 1,122 94 Discounted at 10.0% 1,560 1,063 89 Tribune's Portion of ESOP / LBO Cash Taxes Paid: Discounted at 8.0% $0 $0 $0 Discounted at 9.0% 0 0 0 Discounted at 10.0% 0 0 0 Zell's 21.4% Portion of ESOP / LBO Cash Taxes Paid: Discounted at 8.0% $373 $254 $21 Discounted at 9.0% 353 241 20 Discounted at 10.0% 334 228 19

Estimated Return on Investment Revised Management Plan 2% Publishing Ad Revenue Decline / Flat B&E OCF Upside Case (1) Assumes exercise of the Zell Warrant to purchase 20% of the equity at $33 per share and 5% of the equity reserved for Management Incentive Program. (1) 13 Exit Multiple 8.0x 8.0x 8.0x 8.0x 7.5x 7.5x Inv. Value Growth 10.0% 0.0% 10.0% 0.0% 10.0% 0.0% ESOP IRR 5-Year 35.5% 31.5% 23.1% 17.4% -- -- 10-Year 25.4 22.9 20.7 17.3 -- -- Zell IRR 5-Year 51.2% 45.2% 35.3% 26.2% -- -- 10-Year 31.9 28.7 27.8 23.3 -- --

$20 Dividend / Spin-Off of Broadcasting & Entertainment [REDACTED]

Appendix

Summary of Comparable Broadcasting Companies ($ in millions) Source: Company filings, Wall Street Research and FactSet. Prices as of 2/22/07. 21 Firm Value / Price Perf. Broadcasting Debt / Equity Firm 2006E EBITDA 2007E EBITDA Last Last Broadcasting EBITDA Growth EBITDA Margin LTM Value Value 1/1/06 6/30/06 Today 1/1/06 6/30/06 Today 6 Mos. 12 Mos. '03-'06 '05-'06 '05-'07 '06-'08 2005 2006 2007 EBITDA Belo $1,944 $3,199 8.2x 7.4x 8.3x 8.3x 7.6x 8.6x 19% (13%) 6% 16% 4% NA 39% 39% 39% 3.5x Gray 438 1,313 11.0 8.9 10.3 10.2 10.1 11.9 44 6 7 24 5 8% 39 38 34 7.7 Hearst Argyle 2,606 3,443 10.1 10.9 12.1 11.3 12.1 13.4 21 9 3 17 0 6 36 38 34 3.6 Lin TV 715 1,533 8.4 9.3 11.6 9.7 10.5 13.7 116 46 3 1 (7) 1 29 28 25 7.6 Nexstar 235 862 9.8 9.2 9.9 11.3 11.1 13.3 70 81 NM 25 1 0 33 34 32 8.3 Sinclair 1,282 2,529 9.5 9.2 9.9 10.5 9.4 10.4 91 92 2 25 9 6 30 36 35 5.3 Maximum 11.0x 10.9x 12.1x 11.3x 12.1x 13.7x 116% 92% 7% 25% 9% 8% 39% 39% 39% 8.3x Mean 9.5 9.2 10.3 10.2 10.1 11.9 60 37 4 18 2 4 34 36 33 6.0 Median 9.7 9.2x 10.1x 10.4 10.3x 12.6x 57% 28 3 20 2 6 35 37 34 6.5 Minimum 8.2 7.4 8.3 8.3 7.6 8.6 19 (13) 2 1 (7) 0 29 28 25 3.5 Tribune Broadcasting (Mgmt. Numbers) (6%) (5%) (4%) 4% 33% 31% 30% 7.1x

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